Exhibit 99.1

TEVA ANNOUNCES APPOINTMENT OF MATTHEW SHIELDS TO EXECUTIVE VICE PRESIDENT, TEVA GLOBAL OPERATIONS

TEL AVIV, Israel, May 15, 2024, BUSINESS WIRE– Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) today announced the appointment of Matthew Shields as Executive Vice President of Teva Global Operations (TGO), the Company’s manufacturing and supply division, effective June 3, 2024. Mr. Shields succeeds Eric Drapé, who is leaving after 11 years with the Company, including more than four years as Executive Vice President, Global Operations. Mr. Shields will be a member of Teva’s Executive Leadership Team and report directly to President and CEO Richard Francis. He will be based in Teva’s U.S. headquarters in Parsippany, NJ.

Mr. Shields joins Teva with a track record over a 25-plus year career in the global biopharmaceutical and animal health industries. As an engineer by trade, Mr. Shields brings significant experience at every stage of the manufacturing and supply process. Most recently, Mr. Shields served as Senior Vice President for Animal Health Manufacturing for Merck, known as MSD Animal Health outside of the United States and Canada, where he oversaw end-to-end manufacturing, supply chain, procurement, and process development. Prior to Merck, he led Specialty Care Manufacturing, Engineering, and Operational Excellence for Sanofi. Mr. Shields spent much of his early career at Amgen, where held a variety of leadership roles in Operations.

Richard Francis, Teva’s President and CEO stated: “I’m thrilled to welcome a transformational leader of Matthew’s caliber to the executive team at Teva. Matthew brings a wealth of experience in health operations that are critical to fulfilling our purpose by enabling Teva to execute on our promises to patients and healthcare systems around the world. Matthew is ideally positioned to lead our TGO organization through the next phase of our Pivot to Growth journey.”

Mr. Francis added: “As we have intensified our efforts to best position Teva for future success through our Pivot to Growth strategy, Eric Drapé has played a key role in strengthening our operations network. During his tenure leading TGO, the organization has made tremendous strides serving patients by standardizing processes, increasing agility, and improving our operating margin. I would like to thank Eric for his many contributions to Teva and wish him all the best as he embarks on a new and exciting phase in his life.”

Mr. Shields stated: “Teva is clearly a company with incredible potential based on the early progress of its Pivot to Growth strategy, and its tremendous heritage in manufacturing important medicines serving the needs of patients around the world. I’m honored to take on this critical role, and eager to begin working with the talented team in Teva Global Operations, and my colleagues across the Company, to deliver on our inspiring purpose.”

Matthew Shields Bio

Mr. Shields is a manufacturing and supply chain leader with more than 25 years of experience in the biopharmaceuticals and animal health industries. He’s held leadership roles at Merck Animal Health, Sanofi, and Amgen.

He joins Teva from Merck Animal Health where he served as Senior Vice President for Manufacturing with responsibility for supporting $5.6 billion in annual sales. During his time at Merck, Mr. Shields also oversaw the Supply Chain, Procurement, and Process Development organizations. His leadership was instrumental in navigating challenging global issues and business integration efforts, while driving improvements in the company’s operations network and delivering significant savings.

Prior to Merck, Mr. Shields was a senior leader at Sanofi, first serving as Head of Engineering and Operational Excellence for the company’s Biologics organization. In that role, he led a lean transformation program resulting in substantial cost savings and operational efficiencies. Later he became Global Head of Sanofi’s Specialty Care Manufacturing organization with a focus on enabling the successful launches of Dupixent® and Praluent®, while also overseeing the commissioning and startup of Sanofi’s first digitally enabled continuous manufacturing facility.

Mr. Shields spent a significant portion of his career with Amgen, holding series of increasingly responsible leadership roles including Head of Global Raw Material Supplier Relationships, Executive Director & Plant Manager in Singapore, and Executive Director of Manufacturing. Notable achievements include overseeing the transition of Amgen’s manufacturing of the future program from R&D to Operations, the start-up of its manufacturing site of the future in Singapore, and leading capacity and throughput improvements of their large-scale biologics manufacturing facility in Rhode Island.

Mr. Shields received his undergraduate degree in Chemical Engineering & Materials Science Engineering from the University of Connecticut and an MBA from Bryant University in Rhode Island. He currently serves on the board of the National Association of Manufacturers.

About Teva

Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) is a global pharmaceutical leader with a category-defying portfolio, harnessing our generics expertise and stepping up innovation to continue the momentum behind the discovery, delivery, and expanded development of modern medicine. For over 120 years, Teva’s commitment to bettering health has never wavered. Today, the company’s global network of capabilities enables its ~37,000 employees across 58 markets to push the boundaries of scientific innovation and deliver quality medicines to help improve health outcomes of millions of patients every day. To learn more about how Teva is all in for better health, visit www.tevapharm.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current beliefs and expectations and are subject to substantial risks and uncertainties, both known and unknown, that could cause our future results, performance or achievements to differ significantly from that expressed or implied by such forward-looking statements. You can identify these forward-looking statements by the use of words such as “should,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance. Important factors that could cause or contribute to such differences include risks relating to: our business and operations in general, including our ability to attract, hire, integrate and retain highly skilled personnel; our ability to successfully compete in the marketplace, including our ability to successfully execute our Pivot to Growth strategy, including to expand our innovative and biosimilar medicines pipeline and profitably commercialize the innovative medicines and biosimilar portfolio, whether organically or through business development, and to sustain and focus our portfolio of generics medicines; and other factors discussed in this press release, in our quarterly report on Form 10-Q for the first quarter of 2024, and in our Annual Report on Form 10-K for the year ended December 31, 2023, including in the sections captioned “Risk Factors”. Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statements or other information contained herein, whether as a result of new information, future events or otherwise. You are cautioned not to put undue reliance on these forward-looking statements.

IR Contacts

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Media Contacts

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Israel

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